SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 25, 2013

            AARON’S, INC.

(Exact name of Registrant as Specified in Charter)

Georgia	1-13941	58-0687630
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

309 E. Paces Ferry Road, N.E. Atlanta, Georgia	30305-2377
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (404) 231-0011

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of Chief Operating Officer

On April 25, 2013, Aaron’s, Inc. (the “Company”) announced that William K. Butler, Jr. the Company’s Chief Operating Officer, will retire from employment with the Company and resign as a member of the Company’s Board of Directors effective May 1, 2013 (the “Effective Date”). It is anticipated that the Company will appoint David L. Buck, one of the Company’s current Senior Vice President, Operations, as the Company’s Chief Operating Officer on May 7, 2013.

In connection with his retirement, it is anticipated that Mr. Butler, Jr. and the Company will enter into a separation and release agreement (the “Separation Agreement”) providing for the following payments and benefits: (i) severance pay of $5 million payable to Mr. Butler, Jr. in equal bi-monthly installments over an eighteen (18) month period, (ii) six months of continued salary payments for three employees of the Company who are related to Mr. Butler, Jr. and (iii) a lump sum payment to Mr. Butler, Jr. and each of the other three departing employees in an amount sufficient to cover the cost of COBRA continuation premiums for eighteen months. The Separation Agreement will also include confidentiality, non-solicitation, non-disparagement, non-competition and release provisions.

Item 7.01	Regulation FD Disclosure.

The Company issued a press release on April 25, 2013 announcing the retirement of Mr. William K. Butler, Jr. from his position as the Chief Operating Officer and member of the Board. The press release is furnished herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of the Company, dated April 25, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AARON’S, INC.

	By:	/s/ Gilbert L. Danielson
Date: April 30, 2013		Gilbert L. Danielson Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release of the Company, dated April 25, 2013.